Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces November 2006 Sales Results

•	November Net Sales Increase 2.1%

•	November Comparable Store Sales Decline 4.3%

New York, New York, November 30, 2006 – Ann Taylor Stores Corporation (NYSE:ANN) announced today that net sales for the four-week period ended November 25, 2006 increased 2.1% to $186.4 million, compared with net sales of $182.5 million for the four-week period ended November 26, 2005. By division, net sales were $73.3 million for Ann Taylor compared to $76.2 million last year, and $86.2 million for Ann Taylor LOFT compared to $86.1 million last year.

Comparable store sales for November 2006 declined 4.3% compared to a comparable store sales increase of 12.9% for the same four-week period last year. By division, comparable store sales for fiscal November 2006 were down 3.4% for Ann Taylor compared to an 18.6% increase last year, and down 7.7% for Ann Taylor LOFT compared to a 10.2% increase last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “The month of November got off to a slow start, particularly in the context of the very strong November we reported last year. As expected, the unusually warm weather in much of the country negatively impacted results in weather-sensitive categories such as sweaters, outerwear and cold weather accessories at both Ann Taylor and LOFT. Our sales trend picked up in the latter part of the month, and our performance on Black Friday was strong at both divisions. For the month, Ann Taylor continued to successfully drive increased full-price sales, while LOFT continued to clear through remaining fall sweater inventory. Our December store set for both divisions will be in stores this week, with the new merchandise at Ann Taylor having a wear-to-work focus, and the new merchandise at LOFT having a more casual focus. We believe that these new store sets, which are consistent with our clients’ wardrobing needs, will help to build our sales momentum as the holiday season unfolds.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 856 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 28, 2006.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain sections of this Quarterly Report on Form 10-Q, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of Ann Taylor Stores Corporation (the “Company”) concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption; and

•	the impact of the Company’s Ann Taylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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ANNTAYLOR

Contact:

Maria Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

(212) 457-2199

Media can also contact:

Wendi Kopsick/Micheline Tang

Kekst and Company

(212) 521-4867/4872